Exhibit (d)(11)

FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made on the 2nd day of March 2017, by and between:

1.              The RBB Fund, Inc. a Maryland corporation (the “Fund”); and

2.              Abbey Capital Limited, a company organized under the laws of Ireland with its principal office at 1-2 Cavendish Row, Dublin 1, Ireland (the “Investment Adviser”).

WHEREAS, the Fund and the Investment Adviser have entered into an investment advisory agreement dated the 25th day of June, 2014, relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Portfolio”) (the “Investment Advisory Agreement”);

WHEREAS, in accordance with Section 14 of the Investment Advisory Agreement the Fund and the Investment Adviser now wish to amend Section 11 (a) of the Investment Advisory Agreement as set out in this amendment agreement (the “Amendment”).

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed as follows:

1.                                      Section 11 (a) of the Investment Advisory Agreement shall be deleted in its entirety and replaced with the following:

SECTION 11. COMPENSATION.

(a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 1.77% of the Portfolio’s average daily net assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

2.                                      Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Investment Advisory Agreement.

3.                                      This Amendment is subject to and shall be construed and enforced with the laws applicable to the Investment Advisory Agreement and the jurisdiction provisions of the Investment Advisory Agreement shall apply equally to this Amendment.

4.                                      This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Parties agree that this Amendment may be exchanged by electronic means and that any portable document format (pdf) file, facsimile or other reproduction of its signature on any counterpart of this Amendment shall be equal to and enforceable and shall have the same binding force and effect as its original signature.

5.                                      Except as expressly amended by the Amendment, the Parties hereby confirm that in all other respects the Investment Advisory Agreement and the rights and obligations therein remain in full force and effect.

6.                                      This Amendment shall take effect on February 28, 2017.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

For and on behalf of The RBB Fund, Inc.

Signed:	/s/ Salvatore Faia

Name:	Salvatore Faia

Title:	President

For and on behalf of Abbey Capital Limited

Signed:	/s/ Mick Swift

Name:	Mick Swift

Title:	Deputy CEO and Research Director